Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2006 Stock Incentive Plan and the 1997 Employee Stock Purchase Plan of BEA Systems, Inc, of our reports dated November 15, 2007, with respect to the consolidated financial statements and schedule of BEA Systems, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2007, and the effectiveness of internal control over financial reporting of BEA Systems Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
November 15, 2007